Exhibit 10.13

LICENSE AGREEMENT

University of Michigan File 3718

This Agreement is effective as of October 16, 2007 (the “Effective Date”), between Nephrion (“LICENSEE”) having the address in Article 13 below, and the Regents of the University of Michigan, a constitutional corporation of the State of Michigan (“MICHIGAN”). LICENSEE and MICHIGAN agree as follows:

ARTICLE 1 – DEFINITIONS

1.1 “FIELD OF USE” means medical devices for use in human therapeutics.

1.2 “FIRST COMMERCIAL SALE” means the first sale, rental, or lease of any LICENSED PRODUCT or first commercial use of any LICENSED PROCESS by LICENSEE or a SUBLICENSEE, other than sale of a LICENSED PRODUCT or use of a LICENSED PROCESS for use in trials, such as field trials or clinical trials, being conducted to obtain FDA or other governmental approvals to market LICENSED PRODUCTS or otherwise commercially use LICENSED PROCESSES.

1.3 “LICENSED PROCESS(ES)” means any process or method that, but for this Agreement, comprises an infringement (including contributory or inducement) of an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS or uses a LICENSED PRODUCT.

1.4 “LICENSED PRODUCT(S)” means any product that, but for this Agreement: (a) comprises an infringement (including contributory or inducement) of an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS in the country in which any such product or product part is made, used, imported, offered for sale or sold; or (b) is manufactured by using a LICENSED PROCESS or is employed to practice a LICENSED PROCESS.

1.5 “NET SALES” means the amounts received, on sales, rental or lease, however characterized, by LICENSEE and/or SUBLICENSEES of LICENSED PRODUCTS and uses or licenses of LICENSED PROCESSES, less the following deductions (but only to the extent such sums are otherwise included in NET SALES and are not obtained in view of other consideration received by LICENSEE):

(a) cash discounts actually granted to customers in such invoices for sales or lease of LICENSED PRODUCTS;

(b) sales, tariff duties and/or use taxes separately stated in such bills or invoices with reference to particular sales and actually paid by LICENSEE to a governmental unit;

(c) actual freight expenses between LICENSEE and customers, to the extent such expenses are not charged to or reimbursed by customers; or

(d) amounts actually refunded or credited on returns.

Where LICENSEE receives any consideration other than cash for such transactions, fair market cash value for such consideration, to be agreed upon by the parties hereto, shall be included in NET SALES.

1.6 “PATENT RIGHTS” means MICHIGAN’S legal rights under the patent laws of the United States or relevant foreign countries for all of the following:

(a) the following United States and foreign patent(s) and/or patent application(s), and divisionals, continuations (except continuations-in-part), and foreign counterparts of the same: U.S. Serial No. 60/969,394 “Selective Cytophoretic Device and Related Methods thereof” (filed 8/31/07); and

(b) United States and foreign patents issued from the applications listed in subparagraph 1.6(a) above, including any reissued or reexamined patents based upon the same.

1.7 “ROYALTY PERIOD(S)” means the six-month periods ending on the last days of June and December each year.

1.8 “SUBLICENSEE(S)” means any person or entity sublicensed, or granted an option for a sublicense, by LICENSEE under this Agreement.

1.9 “TERRITORY” means worldwide.

ARTICLE 2 – GRANT OF LICENSE

2.1 MICHIGAN hereby grants to LICENSEE an exclusive license under the PATENT RIGHTS, with the right to grant sublicenses, both subject to the terms and conditions of this Agreement, in the FIELD OF USE and the TERRITORY to make, have made, import, use, market, offer for sale and sell LICENSED PRODUCTS and to practice LICENSED PROCESSES.

2.2 Without limiting any other rights it may have, MICHIGAN specifically reserves the right to practice the PATENT RIGHTS for research, public service, internal (including clinical) and/or educational purposes, and the right to grant the same limited rights to other non-profit research institutions.

2.3 This Agreement shall extend until expiration of the last to expire of the PATENT RIGHTS, unless sooner terminated as provided in another specific article of this Agreement.

2.4 In accordance with 37 CFR 401.14, LICENSEE agrees to substantially manufacture or have manufactured in the United States all Products to be used or sold in the United States. At LICENSEE’ s request, MICHIGAN will apply for a waiver of the U.S. manufacturing requirement. LICENSEE shall cooperate with MICHIGAN and provide all requested information in support of such waiver application.”

2.5 The licenses granted in this Agreement are subject to any rights required to be granted under prior research or sponsorship agreements, or retained by the U.S. government, for example in accordance with Chapter 18 or Title 35 of U.S.C. 200-212 and the regulations thereunder (37 CFR Part 401), when applicable. LICENSEE agrees to comply in all respects, and shall provide MICHIGAN with all reasonably requested information and cooperation for MICHIGAN to comply with applicable provisions of the same and any requirements of any contracts between MICHIGAN and any agency of the U.S. government that provided funding for the subject matter covered by the PATENT RIGHTS.

ARTICLE 3 – CONSIDERATION

3.1 LICENSEE shall pay royalties to MICHIGAN until the expiration date of the last to expire of PATENT RIGHTS or until this Agreement is terminated. Royalties shall include:

(a) A License Issue Fee equal to Ten Thousand Dollars ($10,000). Such License Issue Fee shall be nonrefundable and is due fourteen days (14) from the complete execution of this Agreement. LICENSEE will pay further fees in the form of reimbursement of certain costs pursuant to Article 7 hereof.

(b) Running Royalties equal to one and one percent (1.0%) of NET SALES. If LICENSEE or any SUBLICENSEE makes any NET SALES to any party affiliated with LICENSEE, or in any way directly or indirectly related to or under the common control with LICENSEE, at a price less than the regular price charged to other parties, the Running Royalties payable to MICHIGAN shall be computed on the basis of the regular price charged to other parties.

(c) Non-Sales Based Sublicense Royalties as a percentage of any revenue not based on NET SALES that LICENSEE receives from SUBLICENSEES or assignees in consideration for rights under the PATENT RIGHTS (e.g., license issue fees, maintenance fees, milestone payments, or other payments for the use of the PATENT RIGHTS not determined by NET SALES, and expressly not including funding for research and development projects and similar payments), payable as follows:

10% if the Sublicense is entered into prior to the earliest of 510K, CE Mark or Health Canada approval; and

8% thereafter.

(d) Reimbursement of patent costs incurred by MICHIGAN of $12,525.18 as of October 10, 2007.

(e) LICENSEE shall pay to MICHIGAN minimum annual royalties (“Annual Fee”). This Annual Fee is accrued on June 30 of the years specified below, and is payable with the semi-annual report for the ROYALTY PERIOD in which the Annual Fee accrues. LICENSEE may credit all Annual Fees paid through June 30, 2010 in full against all royalties otherwise due MICHIGAN under subparagraphs (b) and (c) above, and for Annual Fees for years beginning after June 30, 2010, may credit each such Annual Fee against all royalties otherwise due MICHIGAN under subparagraphs (b) and (c) above for the prior July 1 through June 30 period on which the Annual Fee accrues. The Annual Fees are:

(1) In 2008-2009: $10,000;

(2) In 2010-2011: $25,000;

(3) In 2012 and in each year thereafter during the term of this Agreement: $35,000. Should this Agreement terminate or expire other than on a June 30, the Annual Fee for such portion of a year shall be determined by multiplying the amount set forth above for the given year by a fraction, the numerator of which shall be the number of days since the prior June 30 during which the Agreement is in effect and the denominator of which shall be three hundred and sixty-five.

3.2 LICENSEE shall be responsible for the payment of all taxes, duties, levies, and other charges imposed by any taxing authority with respect to the royalties payable to MICHIGAN under this agreement. Should LICENSEE be required under any law or regulation of any government entity or authority to withhold or deduct any portion of the payments on royalties due to MICHIGAN, then the sum payable to MICHIGAN shall be increased by the amount necessary to yield to MICHIGAN an amount equal to the sum it would have received had no withholdings or deductions been made. MICHIGAN shall cooperate reasonably with LICENSEE in the event LICENSEE elects to assert, at its own expense, MICHIGAN’s exemption from any such tax or deduction.

3.3 LICENSEE is not obligated to pay multiple royalties if any LICENSED PRODUCT or LICENSED PROCESS is covered by more than one claim of PATENT RIGHTS or the same LICENSED PRODUCT is covered by claims in two or more countries.

3.4 Royalty payments shall be made to “The Regents of the University of Michigan” in United States dollars. Payments drawn directly on a U.S. bank may be made by either check to the address in Article 13 or by wire transfer. Any payment drawn on a foreign bank or foreign branch of a U.S. bank shall be made only by wire transfer. Wire transfers shall be made in accordance with the following or any other instructions as may be specified by MICHIGAN: ABA/Routing No. 072000805; Beneficiary Account No. 5401125777; Swift Code MICHUS33; Beneficiary Account: The Regents of the University of Michigan EFT Depository Account; LaSalle Bank, Troy, Michigan USA 48084. In computing royalties, LICENSEE shall convert any revenues it receives in foreign currency into its equivalent in United States dollars at the most recent exchange rate published in the Wall Street Journal on the last business day of the ROYALTY PERIOD during which such payments are received by LICENSEE, or at such other exchange rate as the parties may agree to in writing.

3.5 Royalty payments shall be made on a semi-annual basis within 45 days following submission of the reports required by Article 4. All amounts due under this Agreement, including amounts due for the payment of patent expenses, shall, if overdue, be subject to a charge of interest compounded monthly until payment, at a per annum rate of five percent (5%) above the prime rate in effect at the JP Morgan Chase Bank, N.A. or its successor bank on the due date (or at the highest allowed rate if a lower rate is required by law) or $250, whichever is greater. The payment of such interest shall not foreclose MICHIGAN from exercising any other rights it may have resulting from any late payment. LICENSEE shall reimburse MICHIGAN for the costs, including reasonable attorney fees, for expenses paid in order to collect any amounts overdue more than 120 days.

3.6 In further consideration of the license hereby granted, LICENSEE agrees that MICHIGAN shall be entitled to an equity interest in LICENSEE on the following basis. Within thirty (30) days of the Effective Date, LICENSEE shall transfer to MICHIGAN 19,872 shares of NEPHRION common stock (which represents one percent (1.0%) of the “fully-diluted” equity of LICENSEE as of the date hereof), provided that MICHIGAN agrees to be bound by LICENSEE’s Voting Rights Agreement and Right of First Refusal and Co-Sale Agreement which are binding on all other holders of LICENSEE’s common stock. For purposes of this Section 3.6, “fully diluted” means the sum of (a) the number of all shares of capital stock or other equity interest of LICENSEE issued and outstanding, (b) the number of shares of capital stock or other equity interest subject to, or reserved in respect of, any outstanding right to acquire capital stock or other equity interest in LICENSEE, and (c) all shares of capital stock or other equity or profits interest reserved in respect of any plan or other arrangement for the issuance of capital stock or other equity or profits interest or rights to acquire the same limitation, any stock option, restricted stock or profits interest place as of date thereof.

ARTICLE 4 – REPORT

4.1 Until the FIRST COMMERCIAL SALE, LICENSE ha provide to MICHIGAN a written annual report on or before July each year. The annual report shall include: reports of progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the preceding twelve (12) months, and plans for the coming year. LICENSEE also shall report to MICHIGAN the date of first sale or lease of LICENSED PRODUCTS (or results of “LICENSED PROCESSES) in each country within thirty (30) days of occurrence.

4.2 After FIRST COMMERCIAL SALE, LICENSEE shall provide semi-annual reports to MICHIGAN. By each July 30 and January 31 (i.e., within one month after each ROYALTY PERIOD closes, including the close of the ROYALTY PERIOD immediately following any termination of this Agreement , LICENSEE shall report to MICHIGAN for that ROYALTY PERIOD:

(a) number of LICENSED PRODUCTS sold, leased, or distributed, however characterized, by LICENSEE and each SUBLICENSEE.

(b) NET SALES, by LICENSEE and all SUBLICENSEES.

(c) accounting for all LICENSED PROCESSES used, sold, or licensed, however characterized, by LICENSEE and all SUBLICENSEES included in NET SALES, excluding the deductions therefor.

(d) deductions applicable as provided in the definition for NET SALES above.

(e) royalties due on additional payments from SUBLICENSEES under Paragraph 3.1 above, including supporting figures.

(f) foreign currency conversion rate and calculations (if applicable) and total royalties due.

(g) names, addresses, and U.S.P.T.O. Entity Status (as discussed in Paragraph 4.5) of all SUBLICENSEES having a sublicense or option therefor any time during the particular ROYALTY PERIOD.

(h) for each sublicense or amendment thereto completed in the particular ROYALTY PERIOD (including agreements under which LICENSEE will have LICENSED PRODUCTS made by a third party), the date of each agreement and amendment, the territory of the sublicense, the scope of the sublicense, and the nature, timing and amounts of all fees and royalties to be paid thereunder.

(i) any milestone (under Article 3 or Article 5) that has been achieved, and any milestone that was due during the ROYALTY PERIOD but not achieved, specifying each milestone and whether or not it was achieved.

LICENSEE shall include the amount of all payments due, and the various calculations used to arrive at those amounts, including the quantity, description (nomenclature and type designation as described in Paragraph 4.3 below), country of manufacture and country of sale or use of LICENSED PRODUCTS and LICENSED PROCESSES. LICENSEE shall direct its authorized representative to certify that reports required hereunder are correct to the best of LICENSEE’s knowledge and information. Failure to provide reports as required under this Article 4 shall be a material breach of this Agreement.

If no payment is due, LICENSEE shall so report to MICHIGAN that no payment is due.

4.3 LICENSEE shall promptly establish and consistently employ a system of specific nomenclature and type designations for LICENSED PRODUCTS and LICENSED PROCESSES to permit identification and segregation of various types where necessary. LICENSEE shall consistently employ, and shall require SUBLICENSEES to consistently employ, the system when rendering invoices thereon and shall inform MICHIGAN, or its auditors, when requested, as to the details concerning such nomenclature system, all additions thereto and changes therein.

4.4 LICENSEE shall keep, and shall require SUBLICENSEES to keep, true and accurate records containing data reasonably required for the computation and verification of payments due under this Agreement. LICENSEE shall, and it shall require all SUBLICENSEES and those making LICENSED PRODUCTS to,: (a) open such records for inspection upon reasonable notice during business hours, and no more than once per year, by either MICHIGAN auditor(s) or an independent certified accountant selected by MICHIGAN, for the purpose of verifying the amount of payments due; and (b) retain such records for six (6) years from date of origination.

The terms of this Article shall survive any termination of this Agreement. MICHIGAN is responsible for all expenses of such inspection, except that if any inspection reveals an underpayment greater than five percent (5%) of royalties due MICHIGAN, then LICENSEE shall pay all expenses of that inspection and the amount of the underpayment and interest to MICHIGAN within twenty-one (21) days of written notice thereof. LICENSEE shall also reimburse MICHIGAN for reasonable expenses required to collect the amount underpaid.

4.5 So that MICHIGAN may pay the proper U.S. Patent and Trademark Office fees relating to the PATENT RIGHTS, if LICENSEE, any company related to LICENSEE or SUBLICENSEE (including optionees) does not qualify as a “Small Entity” under U.S. patent laws, LICENSEE shall notify MICHIGAN immediately. The parties understand that the changes to LICENSEE’s, SUBLICENSEE’s, or optionees’ businesses that might affect entity status include: acquisitions, mergers, hiring of a total of more than 500 total employees, sublicense agreements, and sublicense options.

ARTICLE 5 – DILIGENCE

5.1 LICENSEE shall use commercially reasonable efforts to bring a full scope of LICENSED PRODUCTS to market or one or more LICENSED PROCESSES to commercial use through a thorough, vigorous and diligent program for exploiting the PATENT RIGHTS and to continue active, diligent marketing efforts throughout the life of this Agreement. LICENSEE has the responsibility to do all that is necessary to obtain and retain any governmental approvals to manufacture and/or sell LICENSED PRODUCTS and/or use LICENSED PROCESSES for all relevant activities of LICENSEE and SUBLICENSEES.

5.2 As part of the diligence required by Paragraph 5.1, LICENSEE agrees to reach the following commercialization and research and development milestones for the LICENSED PRODUCTS and LICENSED PROCESSES (together the “MILESTONES”) by the following dates:

1) Initiate Preclinical Animal Trials	12 months from Effective Date

2) Initiate Phase I clinical Trial	24 months from Effective Date

3) FIRST COMMERCIAL	48 months from Effective Date

For the purposes of this Agreement, initiation of a clinical trial shall mean that date upon which the first patient or subject is treated with a LICENSED PRODUCT under a protocol approved by an appropriate drug regulatory agency with a therapeutic agent or process that has been manufactured according to Good Manufacturing Practices (GMP) guidelines provided by the relevant regulatory agency.

5.3 LICENSEE must achieve each MILESTONE on or before the deadline dates indicated and MICHIGAN shall have reasonable discretion to determine the validity of a MILESTONE being reached. LICENSEE shall notify MICHIGAN within ten (10) days after each such deadline as to whether or not such MILESTONE was met. If LICENSEE fails to meet any MILESTONE under this Article by the date of any MILESTONE deadline, LICENSEE will be deemed to be in material breach of this Agreement, and MICHIGAN may terminate the Agreement effective on thirty (30) days notice, unless LICENSEE achieves the MILESTONE within this thirty day period. Notwithstanding, MICHIGAN may terminate this Agreement immediately if LICENSEE fails to achieve a MILESTONE by the indicated date and does not provide the notice to MICHIGAN referred to above.

ARTICLE 6 – SUBLICENSING

6.1 LICENSEE shall notify MICHIGAN in writing of every sublicense agreement and each amendment thereto within thirty (30) days after their execution, and indicate the name of the SUBLICENSEE and its number of employees, the territory of the sublicense, the scope of the sublicense, and the nature, timing and amounts of all fees and royalties to be paid thereunder. Upon request, LICENSEE shall provide MICHIGAN with a copy of sublicense agreements.

6.2 LICENSEE shall not receive from SUBLICENSEES anything of value other than cash payments in consideration for any sublicense under this Agreement, without the express prior written permission of MICHIGAN.

6.3 Each sublicense granted by LICENSEE under this Agreement shall provide for its termination upon termination of this Agreement. Each sublicense shall terminate upon termination of this Agreement unless LICENSEE has previously assigned its rights under the sublicense to MICHIGAN and MICHIGAN has agreed at its sole discretion in writing to such assignment.

6.4 LICENSEE shall require that all sublicenses:

(1) be consistent with the terms and conditions of this Agreement;

(2) contain the SUBLICENSEE’S acknowledgment of the disclaimer of warranty and limitation on MICHIGAN’s liability, as provided by Article 9 below; and

(3) contain provisions under which the SUBLICENSEE accepts duties at least equivalent to those accepted by the LICENSEE in the following Paragraphs: 4.4 (duty to keep records); 4.5 (duty regarding Patent Office fees); 9.4 (duty to avoid improper representations or responsibilities); 10.1 (duty to defend, hold harmless, and indemnify MICHIGAN); 10.3 (duty to maintain insurance); 14.5 (duty to properly mark LICENSED PRODUCTS with patent notices); 14.7 (duty to restrict the use of MICHIGAN’s name); 14.8 (duty to control exports).

ARTICLE 7 – PATENT APPLICATIONS AND MAINTENANCE

7.1 MICHIGAN will control the filing, prosecution, and maintenance of any PATENT RIGHTS, provided MICHIGAN will consult LICENSEE on the filing, prosecution, and maintenance of PATENT RIGHTS under this agreement and keep LICENSEE fully informed with respect thereto. MICHIGAN and LICENSEE agree to use reasonable efforts to work effectively and cost efficiently with respect to a mutually agreed intellectual property strategy. LICENSEE, with full consideration for any obligations that MICHIGAN may have to third parties such as the US Government, shall have the right, through counsel of its choice and at its expense, to prepare the initial draft of all patent applications worldwide (including without limitation provisionals, non provisionals, continuations, divisions, continuations in part, PCT applications, national phase applications, reissues and reexaminations) for the PATENT RIGHTS to assist MICHIGAN in the prosecution thereof before the US PTO and patent offices worldwide. LICENSEE’ s counsel shall submit a draft of each proposed patent application to MICHIGAN’s counsel for a pre-filing review. Following such review, the final form of the patent application shall be agreed to in good faith to the extent reasonably possible by LICENSEE and MICHIGAN prior to submission to the applicable patent office, and neither party shall unreasonably withhold or delay its approval to the submission of such application. Following such agreement, the applicable filings shall be made by MICHIGAN’s counsel. MICHIGAN shall receive correspondence from patent offices worldwide, and shall make available to LICENSEE all such documents as soon as feasible after receipt. LICENSEE agrees to hold such information confidential and to use the information provided by MICHIGAN only for the purpose of advancing MICHIGAN’s PATENT RIGHTS.

7.2 For those cases where the patent application is submitted to the US PTO in substantially the same form as prepared by LICENSEE’S counsel, MICHIGAN agrees that MICHIGAN’s counsel’s review of such patent application and the filing thereof will cost no more than $2,500 (not including USPTO filing fees) and that the total fees of MICHIGAN’s counsel in conducting such review, filing the initial application and managing the patent prosecution process up to receiving a final office action shall not exceed $10,000. Such $10,000 cap shall not include charges for MICHIGAN’s counsel’s preparing Missing Parts Responses, Restriction Requirement Response, Response to First Office Action, and any potential Examiner Interviews. For work following a final office action (including an Appeal or a Request for Continued Examination), LICENSEE and MICHIGAN shall negotiate in good faith the appropriate strategy and reimbursement rate for MICHIGAN counsel’s review.

7.3 Subject to 7.2 above, LICENSEE shall reimburse MICHIGAN for all fees and costs relating to the activities described in this Article. Such reimbursement shall be made within thirty (30) days of receipt of MICHIGAN’s invoice and shall be subject to the interest and other requirements specified in Paragraph 3.5 above.

ARTICLE 8 – ENFORCEMENT

8.1 Each party shall promptly advise the other in writing o y known acts of potential infringement of the PATENT RIGHTS by another party. LICENSEE has the first option to police the PATENT RIGHTS against infringement by other parties within the TERRITORY and the FIELD OF USE, but LICENSEE shall notify MICHIGAN in writing thirty (30) days before filing any suit. LICENSEE shall not file any suit with a diligent investigation of the merits of such suit by its counsel, including with respect to PATENT RIGHTS. This right to police includes defending any action; for declaratory judgment of noninfringement or invalidity; and prosecuting, defending or settling all infringement and declaratory judgment actions at its expense and through counsel of its selection, except that LICENSEE shall make any such settlement only with the advice and consent of MICHIGAN. If LICENSEE has a reasonable basis for policing the patents, MICHIGAN shall provide reasonable assistance to LICENSEE with respect to such actions, but only if LICENSEE reimburses MICHIGAN for out-of-pocket expenses incurred in connection with any such assistance rendered at LICENSEE’S request or reasonably required by MICHIGAN and if LICENSEE notifies MICHIGAN in writing thirty (30) days before filing any suit. MICHIGAN retains the right to participate, with counsel of its own choosing and at its own expense, in any action under this Paragraph. LICENSEE shall defend, indemnify and hold harmless MICHIGAN with respect to any counterclaims asserted by an alleged infringer reasonably related to the enforcement of the PATENT RIGHTS under this Paragraph, including but not limited to antitrust counterclaims and claims for recovery of attorney fees.

If a declaratory judgment action alleging invalidity or unenforceability of any of the PATENT

RIGHTS is brought against LICENSEE or MICHIGAN, then MICHIGAN, at its sole option, has the right to intervene and assume control over the defense of such action, and LICENSEE shall provide reasonable cooperation in the defense of such action. If a third party files such action as the result of acts of LICENSEE or SUBLICENSEES, then LICENSEE shall reimburse the reasonable costs and fees of MICHIGAN in defending such action.

8.2 If LICENSEE demonstrates to MICHIGAN that it has a reasonable basis to believe that a third party infringes the PATENT RIGHTS and undertakes to enforce and/or defend the PA FENT RIGHTS by litigation in the United States, LICENSEE may temporarily withhold up to fifty percent (50%) of the payments otherwise thereafter due during the course of such litigation to MICHIGAN under Article 3 under the following terms. LICENSEE may apply the amounts withheld to pay up to half of LICENSEE’s out-of-pocket litigation expenses, including reasonable attorneys’ fees, but not including salaries of LICENSEE’s employees. If LICENSEE recovers damages in patent litigation or settlement thereof, the award shall be applied first to satisfy LICENSEE’S unreimbursed expenses and legal fees for the litigation, next to reimburse MICHIGAN for any payments under Article 3 which are past due or were withheld pursuant to this Article 8, and then to reimburse MICHIGAN for any other reasonable unreimbursed expenses and legal fees for the litigation. The remaining balance shall be divided equally between LICENSEE and MICHIGAN. This provision shall control the division of revenues where a license is granted as part of a settlement of such, litigation.

8.3 If LICENSEE fails to take action to abate any allege infringement of patents which form the basis for the PATENT RIGHTS within sixty (60) days of a request by MICHIGAN to do so (or within a shorter period if required to preserve the legal rights of MICHIGAN under any applicable laws) then MICHIGAN has the right to take such action (including prosecution of a suit) at its expense and LICENSEE shall use reasonable efforts to cooperate in such action, at LICENSEE’s expense. During such action LICENSEE shall not have the right to grant sublicenses without MICHIGAN’ s permission, and MICHIGAN has full authority to settle on such terms as MICHIGAN determines. If MICHIGAN recovers damages in patent litigation or settlement thereof, the award shall be applied first to satisfy MICHIGAN’S unreimbursed expenses and legal fees for the litigation, next to reimburse MICHIGAN for any payments overdue under this Agreement, and then to reimburse LICENSEE for any reasonable unreimbursed expenses and legal fees for the litigation (such payment not to exceed the recovery or settlement amounts MICHIGAN actually receives). The remaining balance shall be divided equally between LICENSEE and MICHIGAN. This provision shall control the division of revenues where a license is granted as part of a settlement of such litigation.

ARTICLE 9 – NO WARRANTIES; LIMITATION ON MICHIGAN’S LIABILITY

9.1 MICHIGAN, including its Regents, fellows, officers, employees and agents, makes no representations or warranties that PATENT RIGHTS are or will be held valid or enforceable, or that the manufacture, importation, use, offer for sale, sale or other distribution of any LICENSED PRODUCTS or LICENSED PROCESSES will not infringe upon any patent or other rights.

9.2 MICHIGAN, INCLUDING ITS REGENTS, FELLOWS, OFFICERS, EMPLOYEES AND AGENTS, MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY LICENSEE OR SUBLICENSEES OF LICENSED PRODUCTS OR LICENSED PROCESSES.

9.3 LICENSEE AND SUBLICENSEES ASSUME THE ENTIRE RISK AS TO PERFORMANCE OF LICENSED PRODUCTS AND LICENSED PROCESSES. In no event shall MICHIGAN, including its Regents, fellows, officers, employees and agents, be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage with respect to LICENSED PRODUCTS or LICENSED PROCESSES, to LICENSEE, SUBLICENSEES or any other individual or entity regardless of legal or equitable theory. The above limitations on liability apply even though MICHIGAN, its Regents, fellows, officers, employees or agents may have been advised of the possibility of such damage.

9.4 LICENSEE shall not, and shall require that its SUBLICENSEES do not, make any statements, representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity that are inconsistent with any disclaimer or limitation included in this Article 9.

ARTICLE 10 – INDEMNITY; INSURANCE

10.1 LICENSEE shall defend, indemnify and hold harmless and shall require SUBLICENSEES to defend, indemnify and hold harmless MICHIGAN, including its Regents, fellows, officers, employees, students, and agents, for and against any and all claims, demands, damages, losses, and expenses of any nature (including attorneys’ fees and other litigation expenses), resulting from, but not limited to, death, personal injury, illness, property damage, economic loss or products liability arising from or in connection with, any of the following: (1) Any manufacture, use, sale or other disposition by LICENSEE, SUBLICENSEES or transferees of LICENSED PRODUCTS or LICENSED PROCESSES; (2) The use by any person of LICENSED PRODUCTS made, used, sold or otherwise distributed by LICENSEE or SUBLICENSEES; and (3) The use or practice by LICENSEE or SUBLICENSEES of any invention or computer software related to the PATENT RIGHTS.

10.2 MICHIGAN is entitled to participate at its option and expense through counsel of its own selection, and may join in any legal actions related to any such claims, demands, damages, losses and expenses under Paragraph 10.1 above. LICENSEE shall not settle any such legal action with an admission of liability of MICHIGAN without MICHIGAN’s written approval.

10.3 Prior to any distribution or commercial use of any LICENSED PRODUCT or use of any LICENSED PROCESS by LICENSEE, LICENSEE shall purchase and maintain in effect commercial general liability insurance, including product liability insurance and errors and omissions insurance which shall protect LICENSEE and MICHIGAN with respect the events covered by Paragraph 10.1. Prior to any distribution or use of any LICENSED PRODUCT or use of any LICENSED PROCESS by a SUBLICENSEE, LICENSEE shall require that the SUBLICENSEE purchase and maintain in effect commercial general liability insurance, including product liability insurance and errors and omissions insurance which shall protect LICENSEE, SUBLICENSEE, and MICHIGAN with respect to the events covered by Paragraph 10.1. Each such insurance policy must provide reasonable coverage for all claims with respect to any LICENSED PROCESS used and any LICENSED PRODUCTS manufactured, used, sold, licensed or otherwise distributed by LICENSEE — or, in the case of a SUBLICENSEE’s policy, by said SUBLICENSEE and must specify MICHIGAN, including its Regents, fellows, officers and employees, as an additional insured. LICENSEE shall furnish certificate(s) of such insurance to MICHIGAN, upon request.

10.4 In no event shall either party hereunder be liable to the other for any special, indirect, or consequential damages of any kind whatsoever resulting from any breach or default of this Agreement.

ARTICLE 11 – TERM AND TERMINATION

11.1 If LICENSEE ceases to carry on its business, this Agreement shall terminate upon written notice by MICHIGAN attempted to be delivered to the address for notices provided in Article 13.

11.2 If LICENSEE fails to make any payment due to MICHIGAN, upon thirty (30) days’ written notice by MICHIGAN, this Agreement shall automatically terminate unless MICHIGAN specifically extends such date in writing. Such termination shall not foreclose MICHIGAN from collection of any amounts remaining unpaid or seeking other legal relief.

11.3 Upon any material breach or default of this Agreement by LICENSEE (other than as specifically provided herein, the terms of which shall take precedence over the handling of any other material breach or default under this Paragraph), MICHIGAN has the right to terminate this Agreement effective on ninety (90) days’ written notice to LICENSEE. Such termination shall become automatically effective upon expiration of the 90-day period unless LICENSEE cures the material breach or default before the period expires.

11.4 LICENSEE has the right to terminate this Agreement at any time on ninety (90) days’ written notice to MICHIGAN if LICENSEE first:

(a) pays all amounts due MICHIGAN through the effective date of the termination;

(b) submits a final report of the type described in Paragraph 4.2;

(c) returns any patent documentation (including that exchanged under Article 7) and any other confidential or trade-secret materials provided to LICENSEE by MICHIGAN in connection with this Agreement, or, with prior approval by MICHIGAN, destroys such materials, and certifies in writing that such materials have all been returned or destroyed;

(d) suspends its manufacture, use and sale of the LICENSED PROCESS(ES) AND LICENSED PRODUCT(S);

(e) provides MICHIGAN with all data and know-how developed by LICENSEE in the course of LICENSEE’s efforts to develop LICENSED PRODUCTS and LICENSED PROCESSES; MICHIGAN shall have the right to use such data and know-how for any purpose whatsoever, including the right to transfer same to future licensees; and

(f) provides MICHIGAN access to any regulatory information filed with any U.S. or foreign government agency with respect to LICENSED PRODUCTS and LICENSED PROCESSES.

Upon notice of intent to terminate, MICHIGAN may elect to immediately terminate this Agreement upon written notice.

11.5 Upon any termination of this Agreement, and except as provided herein to the contrary, all rights and obligations of the parties hereunder shall cease, except any previously accrued rights and obligations and further as follows:

(1) obligations to pay royalties and other sums, or to transfer equity or other consideration, accruing hereunder up to the day of such termination, whether or not this Agreement provides for a number of days before which actual payment is due and such date is after the day of termination;

(2) MICHIGAN’s rights to inspect books and records as described in Article 4, and LICENSEE’s obligations to keep such records for the required time;

(3) any cause of action or claim of LICENSEE or MICHIGAN accrued or to accrue because of any breach or default by the other party hereunder;

(4) the provisions of Articles 1, 9 10, and 14; and

(5) all other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both parties.

11.6 After the license(s) granted herein terminate, if LICENSEE has filed patent applications or obtained patents to any modification or improvement to LICENSED PRODUCTS or LICENSED PROCESSES within the scope of the PATENT RIGHTS, LICENSEE agrees upon request to enter into good faith negotiations with MICHIGAN or MICHIGAN’s future licensee(s) for the purpose of granting licensing rights to said modifications or improvements in a timely fashion and under commercially reasonable terms.

11.7 If LICENSEE asserts the invalidity or unenforceability of any claim included in the PATENT RIGHTS, including by way of litigation or administrative proceedings, either directly or through any other party, then MICHIGAN shall have the right to immediately terminate this Agreement upon written notice to LICENSEE.

ARTICLE 12 – REGISTRATION AND RECORDATION

12.1 If the terms of this Agreement, or any assignment or license under this Agreement are or become such as to require that the Agreement or license or any part thereof be registered with or reported to a national or supranational agency, LICENSEE will, at its expense, undertake such registration or report. Prompt notice and appropriate verification of the act of registration or report or any agency ruling resulting from it will be supplied by LICENSEE to MICHIGAN upon request.

12.2 LICENSEE shall also carry out, at its expense, any formal recordation of this Agreement or any license herein granted that the law of any country requires as a prerequisite to enforceability of the Agreement or license in the courts of any such country or for other reasons, and shall promptly furnish to MICHIGAN appropriately verified proof of recordation.

ARTICLE 13 – NOTICES

13.1 Any notice, request, or report required or permitted to be given or made under this Agreement by either party is effective when mailed if sent by recognized overnight carrier, certified or registered mail, or electronic mail followed by confirmation by U.S. mail, to the address set forth below or such other address as such party specifies by written notice given in conformity herewith. Any notice, request, or report not so given is not effective until actually received by the other party.

To MICHIGAN:	To LICENSEE:

The University of Michigan Office of Technology Transfer Wolverine Tower, Room 2071 3003 S. State Street Ann Arbor, MI 48109-1280 Attn: File No. 3718	Nephrion, Inc. 401 West Morgan Road Ann Arbor, MI 48108 Attn: Clint G. Dederick, Jr., Chairman, President and Chief Executive Officer

ARTICLE 14 – MISCELLANEOUS PROVISIONS

14.1 This Agreement shall be construed, governed, interpreted and applied according to United States and State of Michigan law, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

14.2 The parties hereby consent to the jurisdiction of the courts in the State of Michigan over any dispute concerning this Agreement or the relationship between the parties. Should LICENSEE bring any claim, demand or other action against MICHIGAN, its Regents, fellows, officers, employees or agents, arising out of this Agreement or the relationship between the parties, LICENSEE agrees to bring said action only in the Michigan Court of Claims.

14.3 MICHIGAN and LICENSEE agree that this Agreement sets forth their entire understanding concerning the subject matter of this Agreement. The parties may amend this Agreement from time to time, but no modification will be effective unless both MICHIGAN and LICENSEE agree to it in writing.

14.4 If a court of competent jurisdiction finds any term of this Agreement invalid, illegal or unenforceable, that term will be curtailed, limited or deleted, but only to the extent necessary to remove the invalidity, illegality or enforceability, and without in any way affecting or impairing the remaining terms.

14.5 LICENSEE agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked to comply with the patent laws and practices of the countries of manufacture, use and sale.

14.6 No waiver by either party of any breach of this Agreement, no matter how long continuing or how often repeated, is a waiver of any subsequent breach thereof, nor is any delay or omission on the part of either party to exercise or insist on any right, power, or privilege hereunder a waiver of such right, power or privilege. In no event shall any waiver be deemed valid unless it is in writing and signed by an authorized representative of each party.

14.7 LICENSEE agrees to refrain from using and to require SUBLICENSEES to refrain from using the name of MICHIGAN in publicity or advertising without the prior written approval of MICHIGAN. Reports in scientific literature and presentations of joint research and development work are not publicity. Notwithstanding this provision, without prior written approval of MICHIGAN, LICENSEE and SUBLICENSEES may state publicly that LICENSED PRODUCTS and PROCESSES were developed by LICENSEE based upon an invention(s) developed at the University of Michigan and/or that the PATENT RIGHTS were licensed from the University of Michigan.

14.8 LICENSEE agrees to comply with all applicable laws and regulations. In particular, LICENSEE understands and acknowledges that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE agrees to comply with all United States laws and regulations controlling the export of commodities and technical data, to be solely responsible for any violation of such laws and regulations by LICENSEE or its SUBLICENSEES, and to defend, indemnify and hold harmless MICHIGAN and its Regents, fellows, officers, employees and agents if any legal action of any nature results from the violation.

14.9 The relationship between the parties is that of independent contractor and contractee. Neither party is an agent of the other in connection with the exercise of any rights hereunder, and neither has any right or authority to assume or create any obligation or responsibility on behalf of the other.

14.10 LICENSEE may not assign this Agreement without the prior written consent of MICHIGAN and shall not pledge any of the license rights granted in this Agreement as security for any creditor. Any attempted pledge of any of the rights under this Agreement or assignment of this Agreement without the prior consent of MICHIGAN will be void from the beginning. No assignment by LICENSEE will be effective until the intended assignee agrees in writing to accept all of the terms and conditions of this Agreement, and such writing is provided to MICHIGAN. Notwithstanding, LICENSEE may, without MICHIGAN’s consent, assign its rights under this Agreement to a purchaser of all or substantially all of LICENSEE’s business relating to the subject matter of this Agreement, so long as such assignee provides a statement in writing to MICHIGAN that it agrees to accept all the terms and conditions of this Agreement in the place of LICENSEE.

14.11 If during the term of this Agreement, LICENSEE makes or attempts to make an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy or insolvency are instituted on behalf of or against LICENSEE, or if a receiver or trustee is appointed for the property of LICENSEE, this Agreement shall automatically terminate. LICENSEE shall notify MICHIGAN of any such event mentioned in this Paragraph as soon as reasonably practicable, and in any event within five (5) days after any such event.

ARTICLE 15 – CONFLICT OF INTEREST MANAGEMENT

15.1 This Agreement and the licenses granted hereunder are subject to approval by a two-thirds majority vote of the Regents of the University of Michigan.

15.2 Unless MICHIGAN provides appropriate formal approvals, continuing development of LICENSED PRODUCTS and LICENSED PROCESSES will take without the use of MICHIGAN funds, facilities, or other es of or funds administered by MICHIGAN.

15.3 LICENSEE shall cooperate with MICHIGAN in developing and implementing appropriate plans for management of potential conflicts of interest and conflicts of commitment of MICHIGAN employees.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

NEPHIRION, INC.		FOR THE REGENTS OF THE UNIVERSITY OF MICHIGAN

By	/s/ Clint G. Dederick, Jr.	By	/s/ Kenneth J. Nisbet
Clint G. Dederick, Jr. Chairman, President and Chief Executive Officer		Kenneth J. Nisbet Executive Director, UM Technology Transfer

Date	October 17, 2007	Date	10/16/07